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                                                             Exhibit 10.(iii)-21

                              EMPLOYMENT AGREEMENT
                              --------------------

  THIS EMPLOYMENT AGREEMENT made and entered into the 13th day of March, 1996, and effective as of April 15, 1995 (except with respect to Base Salary for which the effective date is January 1, 1996), by and between Bally Entertainment Corporation, a Delaware corporation, ("Bally" or "Employer") and Lee S. Hillman ("Employee").

  WHEREAS, Employer, Employee and Bally Total Fitness Holding Corporation, as successor to Bally's Health & Tennis Corporation ("BTFHC"), desire to terminate the Amended and Restated Employment Agreement dated May 29, 1991, as amended by the Second Amendment to Employment dated December 8, 1993 (the "Old Agreement"), and Employer and Employee desire to enter into this Employment Agreement to set forth the rights and duties of the parties herein;

  NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

  1. EMPLOYMENT

     (a) Bally hereby employs Employee in the capacities of Executive Vice President, Treasurer and Chief Financial Officer and such other capacity or capacities of equal status and responsibility as the Chairman of the Board and Chief Executive Officer of Bally, or his designated representative, shall determine, and Employee hereby accepts such employment upon the terms and conditions herein set forth.

     (b) During the term of his employment, Employee will devote his best efforts to his employment and perform such duties consistent with his capacities as Executive Vice President, Treasurer and Chief Financial Officer of Bally and such other capacity or capacities as the Chairman of the Board and Chief Executive Officer of Bally shall determine, as are reasonably assigned to him by Employer. While it is understood and agreed that Employee's job capacities may change at Employer's discretion during the term of this Employment Agreement, his level of responsibility shall not be substantially reduced at any time. Except for the time and attention required in connection with his duties for BTFHC and its subsidiaries, Employee will devote his entire working time and attention to the business and related interests of, and will be loyal to, Employer, and Employee agrees to render service on behalf of Employer or on behalf of its subsidiaries or affiliates.

     (c) Employee shall not, without prior written consent of Employer (except in connection with his duties for BTFHC and its subsidiaries), directly or indirectly, during the term of this Employment Agreement:
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         (i)  Other than in the performance of duties naturally inherent to
Employer's business and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and which are not in violation of subparagraph (ii) below or from engaging in charitable activities so long as such activities do not interfere with the performance of Employee's duties hereunder;

         (ii) Engage in any activity competitive with or adverse to Employer's business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or otherwise, directly or indirectly, except that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this subparagraph (ii);

         (iii) Be engaged by any entity which conducts business with or acts as consultant or advisor to Employer, whether alone, as a partner, or as an officer, director, employee or shareholder, or otherwise, directly or indirectly, except that ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this subparagraph (iii).

  2. TERM

     The term of the employment of Employer under this Agreement shall be extended from April 15, 1995 through and including April 14, 1998. Notwithstanding the foregoing and subject to the provisions for termination otherwise included herein, such term shall automatically be extended for an additional one (1) year period commencing on April 15, 1996 and each April 15 thereafter unless: (i) this Employment Agreement is terminated due to illness, incapacity or death of Employee pursuant to Section 7 hereof, by Bally, for cause or in the event of a change of control pursuant to Section 8 hereof or voluntarily by Employee; or (ii) either Employer or Employee shall give written notice to the other on or before March 1 of any year during the term hereof that the term of Employee's employment shall be fixed for a three (3) year period commencing on the April 15 immediately succeeding such written notice, and there shall be no further automatic extensions.

  3. COMPENSATION

     (a) In consideration of the services to be rendered by the Employee hereunder, the Employer agrees to pay to the Employee, and the Employee agrees to accept, as compensation, the sum of





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Four Hundred Thousand Dollars ($400,000.00) (the "Base Salary") for each twelve month period following January 1, 1996 of this Employment Agreement, which shall be paid on the regularly recurring pay periods established by Employer. The Base Salary shall be subject to periodic review by Employer, although any determination to increase the Base Salary shall be within Employer's sole discretion.

     (b) It is further understood by both parties that, pursuant to the policies of Employer, a discretionary bonus payment may be made in addition to the Base Salary above provided.

  4. VACATION AND OTHER BENEFITS

     Employee shall be entitled to a reasonable vacation each year of his employment with Employer as well as other employment benefits, including hospitalization, life insurance, death and retirement plans, an automobile allowance or the use of an automobile, and the like, afforded to senior executives of Employer of comparable status and tenure and consistent with that afforded under Employer's policies. Employer may, at its sole discretion, change such policies.

     In addition, Employer shall maintain in full force and effect so long as Employee is employed hereunder, a policy of term insurance on the life of the Employee in the amount of twice his Base Salary. Employee shall promptly advise Employer of the designated beneficiary or beneficiaries of such policies. The term life insurance benefits herein referenced shall be supplemental to the group life insurance provided to Employee at the time this Employment Agreement commenced or any subsequent improvement thereof.

  5. EXPENSES

     Employer shall pay all reasonable expenses incurred by Employee in the performance of his responsibilities and duties for Employer as well as the promotion of Employer's business. Employee shall submit to Employer periodic statements of all expenses so incurred. Subject to such audits as Employer may deem necessary, Employer shall reimburse Employee the full amount of any such expenses advanced by Employee promptly in the ordinary course.

  6. COVENANTS AND CONFIDENTIAL INFORMATION

     (a) Employee agrees that for the applicable period specified below, he will not, directly or indirectly, do any of the following:

           (i) Be engaged as a partner, officer, director, employee, shareholder or consultant by any entity which is engaged in the operation of gaming ventures including, but not limited to,





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casinos, Indian gaming or riverboat gaming, within five (5) miles of any gaming facility owned, managed or under development to be owned or managed by Employer. Notwithstanding the foregoing, the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant;

     (ii) Induce any person who is an employee, officer, or agent of Employer to terminate said relationship.

     (iii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of Employer, the customer lists, inventions, ideas, discoveries, manufacturing methods, product research or engineering data or other trade secrets of Employer, it being acknowledged by Employee that all such information regarding the business of Employer compiled or obtained by, or furnished to, Employee while he shall have been employed by or associated with Employer is confidential information and the exclusive property of Employer.

   (b) The provisions of subparagraphs 6(a)(i) - 6(a)(iii) shall be operative during the Term hereof except as provided in the following sentence. In the event of a "Change of Control" the provisions of subparagraphs 6(a)(i) and (ii) shall be operative only so long as Employee remains an employee of Employer.
In the event Employee is terminated for "Cause" (as defined in paragraph 8 hereof), the provisions of subparagraphs 6(a)(i) and (ii) shall be operative during the Term and for one (1) additional year. All other obligations created by the terms of this paragraph 6 are of a continuing nature and shall remain in full effect at all times during and beyond Employee's period of employment.

   (c) Employee expressly agrees and understands that the remedy at law for any breach by him of this paragraph 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that Employer shall be entitled to immediate injunctive relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach. Nothing contained in this paragraph 6 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of the provisions of this paragraph 6 which may be pursued or availed of by Employer. Any covenant on Employee's part contained hereinabove, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

   (d) Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and





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territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

     (e) For the purposes of this paragraph 6, the term "Employer" shall be deemed to include Bally Entertainment Corporation and any of its affiliates or subsidiaries, together with their respective successors or assigns, involved in the sale, operation or management of gaming facilities or equipment.

     (f) The covenants contained in this paragraph 6 shall be construed to extend to separate counties and adjacent counties, if applicable, of the states of the United States in which Employer has a Facility, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any one of said counties, said covenants shall not be affected thereby with respect to each other county, such covenants with respect to each county being construed as severable and independent.

  7. ILLNESS, INCAPACITY OR DEATH DURING EMPLOYMENT

     a) If the Employee is unable to perform his services by reason of illness or incapacity resulting in a failure to discharge his duties under this Employment Agreement for six (6) or more consecutive months, then upon thirty
(30) days notice, Employer may terminate the employment of Employee under this Employment Agreement and Employee, upon such termination, shall be paid his Base Salary on a pro-rata basis to the date of termination through the thirty
(30) day notice period.

     In the event of such termination, the Employee shall have the right to the assignment of any and all insurance policies or health protection plans if said policies and plans permit assignment out of the group to the individual Employee.

     (b) In the event that Employer elects to terminate this Employment Agreement by reason of illness or incapacity, then Employee shall be entitled to all long-term disability (LTD) benefits provided to senior officers of Employer but in any event at no less than sixty percent (60%) of Base Salary as of the date of termination, without reference to set-offs or caps existing in any LTD plan.

     (c) In the event of Employee's death, all obligations of Employer under this Employment Agreement shall terminate other than the payment of that portion of his Base Salary on a pro-rata basis accrued to the date of death, plus reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for Employer prior to and including such date.





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  8. TERMINATION FOR CAUSE AND SEVERANCE COMPENSATION

     (a) The employment of Employee under this Employment Agreement, and the term hereof, may be terminated by Employer for cause at any time. For purposes hereof, the term "cause" means:

           (i) Employee's fraud, dishonesty, willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder;

           (ii) Employee's material breach of any provision of this Employment Agreement; or

           (iii) Employee's failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement to which Employee may be subject by reason of his position with Employer and its parents, affiliates or subsidiaries, under the laws of Nevada or New Jersey.

     (b) Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement or otherwise.

           In the event Employer exercises its right under this paragraph 8 to terminate this Employment Agreement for cause, Employee shall have the right to challenge this action by seeking arbitration. Said arbitration proceedings shall commence with Employee filing a written demand therefor with the American Arbitration Association ("AAA"), Chicago office, within twenty (20) days after receipt of notice of termination. Except as provided herein in paragraph 12, arbitration shall be governed by AAA Labor Arbitration Rules.

  9. OPTIONAL TERMINATION UPON CHANGE OF CONTROL

     (a) In the event that there is a change in control of Bally, Employee may, at his option, terminate this Employment Agreement at any time thereafter upon thirty (30) days written notice to Employer. If Employee exercises this right to terminate, no later than his last day of employment, he shall be paid in lump sum the amount of six (6) months Base Salary.

           Furthermore, in the event that there is a change in control of Bally and the successor in control, without cause, terminates this Employment Agreement, Employee shall be paid in lump sum an amount equal to (1) his Base Salary for thirty-six (36) months and (2) two (2) times the average of the bonuses, if any, paid to Employee by Employer for the three (3) prior years.
If the successor in control changes Employee's title, substantially changes his duties or functions from those which he previously performed hereunder, or, except for the inherent travel





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requirements of his positions, requires Employee to perform his duties outside of the metropolitan area of Chicago, Illinois or to relocate his present address, the successor in control shall be deemed to have constructively terminated Employee's services without cause.

                           A "Change in Control" shall mean a change in
control of Bally of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as in effect on the effective date of this Employment Agreement, the "Exchange Act"), whether or not Bally is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                          (i)        any "person" (as defined in subsections
13(d) and 14(d) of the Exchange Act), other than a person with which Arthur Goldberg is affiliated or of which he is a part, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bally representing twenty percent (20%) or more of the combined voting power of Bally's then outstanding securities;

                          (ii)       during any period of two (2) consecutive
years or less (not including any period prior to the effective date of this Employment Agreement) there shall cease to be a majority of the Board of Directors of Bally comprised of Continuing Directors (as defined below); or

                          (iii)      the stockholders of Bally approve (1) a
merger or consolidation of Bally with any other corporation, other than a merger or consolidation that would result in the voting securities of Bally outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Bally or such surviving entity outstanding immediately after such merger or consolidation, or (2) a plan of complete liquidation of Bally or an agreement for the sale or disposition by Bally of all or substantially all of its assets.

         The term "Continuing Directors" shall mean individuals who constitute the Board of Directors of Bally as of the effective date of this Employment Agreement and any new director(s) whose election by such Board or nomination for election by Bally's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the effective date of this Employment Agreement or whose election or nomination for election was previously so approved.

                 (b) If it shall be determined that any payment or distribution to or for the benefit of Employee pursuant to this





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Section 9 ("Severance Payments") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Employee shall be entitled to receive from Employer an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Employee, after the calculation and deduction of any Excise Tax on the Severance Payments and any federal, state and local income taxes and Excise Tax on the Gross-Up Payment provided for in this Section 9, shall be equal to the Severance Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by Employer to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Employee.

         10.     SEVERABLE PROVISIONS

                 The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

         11.     BINDING AGREEMENT

                 The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of Employer.

         12.     ATTORNEYS' FEES

                 In the event Employee is required to commence legal action to enforce the provisions of this Employment Agreement and Employee prevails in such action, Employer shall pay Employee's costs and expenses, including reasonable attorneys' fees, incurred in such action.

         13.     NOTICES

                 Any notice to be given to Employer under the terms of this Employment Agreement shall be addressed to Employer at the address of its principal place of business, and any notice to be given to Employee shall be addressed to him at his home address last shown on the records of the Employer, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, postage prepaid,





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registered or certified, return receipt requested, and deposited in a post office or branch post office regularly maintained by the United States
Government.

         14.     WAIVER

                 Either party's failure to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

         15.     GOVERNING LAW

         This Employment Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Illinois, without reference to principles of conflict of laws.

         16.     CAPTIONS AND PARAGRAPH HEADINGS

                 Captions and paragraph headings used herein are for convenience only and are not a part of this Employment Agreement and shall not be used in construing it.

         17.     ENTIRE AGREEMENT

                 This Employment Agreement supersedes the Old Agreement among Employer, Employee and BTFHC and constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Employment Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.





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         IN WITNESS WHEREOF, the parties hereto have caused this Employment
Agreement to be duly executed as of the day and year first above written.



                                     BALLY ENTERTAINMENT CORPORATION



ATTEST: /s/ John W. Dwyer            By: Harold Morgan
       --------------------             ---------------------------------
                                         Vice President           "Bally"



                                        /s/ Lee Hillman
                                        ---------------------------------
                                        Lee S. Hillman         "Employee"



Approved by the Compensation and Stock Option Committee on March 13, 1996.


                                        /s/ Carol S. DePaul
                                        ---------------------------------
                                        Secretary, Compensation and Stock
                                        Option Committee



Agreed to with respect to the termination of the Old Agreement only.


                                        BALLY TOTAL FITNESS HOLDING
                                        CORPORATION


                                        By: /s/ John W. Dwyer
                                            ---------------------------
                                            Vice President      "BTFHC"





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